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                         AGREEMENT AND PLAN OF MERGER



                         Dated as of August 23, 1997,







                                     Among





                         The Perkin-Elmer Corporation

                            Seven Acquisition Corp.

                                      And



                          PerSeptive Biosystems, Inc.




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
                               TABLE OF CONTENTS


                                                                          Page


                                   ARTICLE I

                                  The Merger  . . . . . . . . . . . . . .    2

SECTION 1.01.  The Merger . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 1.02.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 1.03.  Effective Time of the Merger . . . . . . . . . . . . . . .    2

SECTION 1.04.  Effects of the Merger  . . . . . . . . . . . . . . . . . .    2

SECTION 1.05.  Certificate of Incorporation; By-Laws;
                 Purposes . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 1.06.  Directors  . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 1.07.  Officers . . . . . . . . . . . . . . . . . . . . . . . . .    3



                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
                           Constituent Corporations   . . . . . . . . . .    3

SECTION 2.01.  Effect on Capital Stock  . . . . . . . . . . . . . . . . .    3

SECTION 2.02.  Exchange of Certificates . . . . . . . . . . . . . . . . .    4

SECTION 2.03.  Treatment of Options.  . . . . . . . . . . . . . . . . . .    7

SECTION 2.04.  Treatment of Debt Securities, Convertible
                 Notes and Warrants.  . . . . . . . . . . . . . . . . . .    8

                                  ARTICLE III

                        Representations and Warranties  . . . . . . . . .    9

SECTION 3.01.  Representations and Warranties of the
                 Company  . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 3.02.  Representations and Warranties of Parent
                 and Sub  . . . . . . . . . . . . . . . . . . . . . . . .   23

                                  ARTICLE IV

          Covenants Relating to Conduct of Business Prior to Merger.  . .   28

SECTION 4.01.  Conduct of Business  . . . . . . . . . . . . . . . . . . .   28

                                   ARTICLE V

                             Additional Agreements  . . . . . . . . . . .   33

SECTION 5.01.  Preparation of Form S-4 and Proxy Statement;
                    Stockholder Meeting . . . . . . . . . . . . . . . . .   33

SECTION 5.02.  Access to Information; Confidentiality . . . . . . . . . .   34

SECTION 5.03.  Reasonable Best Efforts  . . . . . . . . . . . . . . . . .   34

SECTION 5.04.  Indemnification  . . . . . . . . . . . . . . . . . . . . .   35

SECTION 5.05.  Public Announcements . . . . . . . . . . . . . . . . . . .   36

SECTION 5.06.  Affiliates . . . . . . . . . . . . . . . . . . . . . . . .   36

SECTION 5.07.  No Solicitation  . . . . . . . . . . . . . . . . . . . . .   37

SECTION 5.08.  Benefit Matters  . . . . . . . . . . . . . . . . . . . . .   38

SECTION 5.09.  Stock Exchange Listing . . . . . . . . . . . . . . . . . .   38

SECTION 5.10.  Letters of the Company's Accountants . . . . . . . . . . .   39

SECTION 5.11.  Letters of Parent's Accountants  . . . . . . . . . . . . .   39

                                  ARTICLE VI

                             Conditions Precedent   . . . . . . . . . . .   39

SECTION 6.01.  Conditions to Each Party's Obligation To
                 Effect the Merger  . . . . . . . . . . . . . . . . . . .   39

SECTION 6.02.  Conditions to Obligations of Parent and Sub  . . . . . . .   40

SECTION 6.03.  Conditions to Obligation of the Company  . . . . . . . . .   41

                                  ARTICLE VII

                       Termination, Amendment and Waiver  . . . . . . . .   42

SECTION 7.01.  Termination  . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 7.02.  Effect of Termination  . . . . . . . . . . . . . . . . . .   43

SECTION 7.03.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 7.04.  Extension; Waiver  . . . . . . . . . . . . . . . . . . . .   43

SECTION 7.05.  Procedure for Termination, Amendment,
                 Extension or Waiver  . . . . . . . . . . . . . . . . . .   44

                                 ARTICLE VIII

                              General Provisions  . . . . . . . . . . . .   44

SECTION 8.01.  Nonsurvival of Representations and
                 Warranties . . . . . . . . . . . . . . . . . . . . . . .   44

SECTION 8.02.  Fees and Expenses  . . . . . . . . . . . . . . . . . . . .   44

SECTION 8.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 8.04.  Definitions  . . . . . . . . . . . . . . . . . . . . . . .   46

SECTION 8.05.  Interpretation . . . . . . . . . . . . . . . . . . . . . .   48

SECTION 8.06.  Counterparts . . . . . . . . . . . . . . . . . . . . . . .   48

SECTION 8.07.  Entire Agreement; No Third-Party
                 Beneficiaries  . . . . . . . . . . . . . . . . . . . . .   48

SECTION 8.08.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .   49

SECTION 8.09.  Assignment . . . . . . . . . . . . . . . . . . . . . . . .   49

SECTION 8.10.  Enforcement  . . . . . . . . . . . . . . . . . . . . . . .   49


SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS

Exhibit A                 Stock Option Agreement
Exhibit B-1               Form of Company Affiliate Letter
Exhibit B-2               Form of Parent Affiliate Letter

          AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1997, among The Perkin-Elmer Corporation, a New York Corporation ("Parent"), Seven Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and PerSeptive Biosystems, Inc., a Delaware corporation (the "Company").


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders;

          WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock", which term also refers to and includes, unless the context otherwise requires, the associated Rights (as defined in Section 8.04)) issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03), other than shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.04) of the Company or by Parent, Sub or any subsidiary of Parent, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

          WHEREAS, the Merger and this Agreement require the vote of the holders of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of and inducement to Parent's willingness to enter into this Agreement, Parent and the Company are entering into a stock option agreement, dated as of the date hereof, in the Form of Exhibit A hereto (the "Stock Option Agreement"), pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock;

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and the Stock Option Agreement, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger. Upon the Effective Time of the Merger, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation.

          SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effective Time of the Merger. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. As used herein, "Surviving Corporation" shall mean and refer to the Company, at and after the Effective Time of the Merger, as the surviving corporation in the Merger.

          SECTION 1.05.  Certificate of Incorporation; By-Laws; Purposes.
(a) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the certificate of incorporation of Sub as in effect at the Effective Time of the Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

          (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the By-laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
                           Constituent Corporations

          SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock and each share of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock") that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock and Company Preferred Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock (as defined in Section 2.01(c)) or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e) each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 2.01(b)) shall be converted into a fraction equal to the Exchange Ratio (as defined in Section 8.04) of a share of Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock") (the amount of Parent Common Stock into which each such share of Company Common Stock is converted being referred to herein as the "Merger Consideration").

          (d) Conversion of Series A Preferred Stock. Immediately prior to the Effective Time of the Merger, pursuant to Section 3(b) of the Certificate of Designations with respect to the Series A Redeemable Convertible Preferred Stock, $.01 par value per share, of the Company (the "Series A Preferred Stock"), each issued and outstanding share of Series A Preferred Stock shall be converted into that number of shares of Company Common Stock determined by dividing $10,000 by the average Closing Price (as defined in Section 7 of such Certificate of Designations) of such Company Common Stock for each of the ten trading days ending on the fifth business day immediately prior to the Effective Time of the Merger, and pursuant to Section 2.01(c) hereof, each such share of Company Common Stock issued upon such conversion shall be converted in the Merger into the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock).

          (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock

(including shares of Company Common Stock issued upon conversion of the Series A Preferred Stock) issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or any such shares of Series A Preferred Stock so converted (collectively, the "Certificates") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02.

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of or as soon as reasonably practicable after the Effective Time of the Merger, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent") which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted into shares of Parent Common Stock pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock (including Company Common Stock issued upon conversion of Series A Preferred Stock) then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock or Series A Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02 each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Parent Common Stock into which the shares of Company Common Stock (including Company Common Stock issued upon conversion of Series A Preferred Stock) represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock or Series A Preferred Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock (including shares of Company Common Stock issued upon conversion of Series A Preferred Stock) in accordance with the terms hereof, and all cash paid pursuant to Sections 2.02(c) and 2.02(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (including with respect to the Rights), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series A Preferred Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock (including Company Common Stock issued upon conversion of Series A Preferred Stock) held immediately prior to the Effective Time of the Merger by such holder) would otherwise be entitled by (b) the average of the closing sale prices for a share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape for the ten trading days immediately preceding the Effective Time of the Merger.

           (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.02 which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to the Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          SECTION 2.03. Treatment of Options. (a) At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1989 Stock Plan, 1992 Non-Employee Director Stock Option Plan, 1992 Stock Plan and 1997 Non-Qualified Stock Plan (collectively, the "Company Stock Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (each such Company Stock Option, other than certain Company Stock Options under the 1992 Non-Employee Director Stock Option Plan, being fully vested and exercisable as of the Effective Time of the Merger, in accordance with its terms), the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by
(z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 2.03 after giving effect to the Merger and the provisions set forth above and until otherwise determined). If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Parent shall administer the Company Stock Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

          SECTION 2.04. Treatment of Debt Securities, Convertible Notes and Warrants. (a) All debt securities of the Company which are outstanding as of the Effective Time of the Merger shall remain outstanding after the Effective Time of the Merger in accordance with their respective terms and provisions. Pursuant to Section 4.12 of the Indenture, dated as of August 26, 1994 (the "Convertible Notes Indenture"), between the Company and State Street Bank and Trust Company, as trustee, relating to the Company's 8-1/4% Convertible Subordinated Notes (the "Convertible Notes"), prior to the Effective Time of the Merger, the Company and Parent shall enter into a supplemental indenture providing that each holder of Convertible Notes outstanding at the Effective Time of the Merger shall have the right to convert such Convertible Notes into the number of shares of Parent Common Stock which would be receivable at the Effective Time of the Merger by a holder of the number of shares of Company Common Stock deliverable upon conversion of such Convertible Notes immediately prior to the Effective Time of the Merger, and subject to future adjustments of the conversion price of the Convertible Notes as provided for in Article IV of the Convertible Notes Indenture.

          (b) At the Effective Time of the Merger, each Warrant (as defined in Section 3.01(c)) which is outstanding and unexercised immediately prior thereto shall, pursuant to the terms of such Warrant, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase such number of shares of Parent Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common

Stock otherwise purchasable pursuant to such Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Warrant, and subject to future adjustments in accordance with the terms of such Warrant. Notwithstanding the foregoing, in the case of the Class F Warrants, Parent shall issue a new warrant certificate in exchange for the old warrant certificate.

          (c) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Convertible Notes and Warrants appropriate notices setting forth such holders' rights pursuant to the Convertible Notes Indenture and the applicable warrant agreements with respect thereto to the extent required by the terms of the Convertible Notes Indenture and the warrant agreements with respect thereto.

          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Notes and exercise of the Warrants. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement or registration statements on Form S-3 (or any successor or other appropriate form), with respect to the shares of Parent Common Stock issuable upon exercise of the Warrants and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Warrants remain outstanding.


                                  ARTICLE III

                        Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. Attached as Section 3.01(a) of the disclosure schedule delivered by the Company to Parent and Sub at the time of execution of this Agreement (the "Company Disclosure Schedule") are complete and correct copies of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's Amended and Restated By-laws, as amended (the "By-Laws"), as currently in effect. The Company has made available to Parent and Sub complete and correct copies of the certificates of incorporation and by-laws (or other organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

          (b) Subsidiaries. The only direct or indirect subsidiaries (as defined in Section 8.04) of the Company (other than any subsidiary of the Company that does not constitute a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) are those listed in Section 3.01(b) of the Company Disclosure Schedule (the "Subsidiaries"). All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.01 per share, and 1,000,000 shares of Company Preferred Stock, par value $.01 per share. As of the close of business on August 18, 1997, there were:
(i) 22,504,061 shares of Company Common Stock issued and outstanding (after giving effect to the issuance of the 1,019,108 shares issued on August 22, 1997 in connection with the redemption on August 22, 1997 of 1,000 shares of Series A Preferred Stock on August 22, 1997); (ii) 28,774 shares of Company Common Stock held in the treasury of the Company; (iii) 123,690 shares of Company Common Stock reserved for issuance upon exercise of Company Stock Options available for grant pursuant to the Company Stock Plans (adjusted for 28,800 Company Stock Options granted and an increase in the number of shares reserved for issuance under the 1997 Non-Qualified Stock Option Plan by 300,000 on August 21, 1997), and no shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans (other than upon exercise of Company Stock Options); (iv) 4,921,214 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as is set forth in Section 3.01(c)(iv) of the Company Disclosure Schedule (after giving effect to the grant of 28,800 Company Stock Options granted on August 21, 1997); (v) 59,039 shares of Company Common Stock reserved for issuance pursuant to the Company's 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan"); (vi) 941,107 shares of Company Common Stock issuable upon exercise of currently outstanding warrants to purchase Company Common Stock, as more particularly described in Section 3.01(c)(vi) of the Company Disclosure Schedule (the "Warrants") and with an exercise price for each such Warrant as is set forth in such Section of the Company Disclosure Schedule;
(vii) 1,973,183 shares of Company Common Stock issuable upon conversion of the Convertible Notes; (viii) 1,000 shares of Series A Preferred Stock issued and outstanding (after giving effedt to the redemption of 1,000 shares of Series A Preferred Stock on August 22, 1997); (ix) no shares of Series B Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") issued and outstanding; (x) 400,000 of Series B Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of March 1, 1995 (as amended, the "Rights Agreement"), and (xi) no shares of Company Preferred Stock in the treasury of the Company. Except as set forth above, and except for shares of Company Common Stock issuable pursuant to the Rights Agreement between the Company and American Stock Transfer and Trust Company, as of the close of business on August 18,

1997 there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans and the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. Except for $27,230,000 principal amount of Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, "Voting Debt"). Except as set forth above and except pursuant to the Stock Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Stock Option Agreement and except as disclosed in Section 3.01(c) of the Company Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or, to the knowledge of the Company, among any securityholders of the Company with respect to securities of the Company.

     Since August 18, 1997, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any of its subsidiaries, other than (1) pursuant to the Stock Option Agreement, (2) the grant of any employee stock options prior to the date of this Agreement pursuant to the Company Stock Plans, (3) the issuance of Company Common Stock upon exercise of the options granted pursuant to the Company Stock Plans prior to the date of this Agreement and (4) upon conversion or exercise of Convertible Notes, Warrants or Series A Preferred Stock outstanding on the date of this Agreement; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more subsidiaries, any shares of capital stock of the Company or any of its subsidiaries or (C) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

     The Company has terminated its Stock Purchase Plan effective as of the date of this Agreement pursuant to Article 15 thereof; provided, however, that such termination shall not affect the options issued prior to the date of this Agreement with respect to the Payment Period (as defined therein) ending November 30, 1997.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject to the Company Stockholder Approval in the case of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the Company Stockholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation by the Company of the transactions contemplated by this Agreement and the Stock Option Agreement and compliance by the Company with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws or the comparable charter or organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under the Stock Option Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby or the performance by the Company of its obligations hereunder or thereunder, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of such applications by the Company as may be required pursuant to antitrust or similar laws or regulations in effect in Germany, France, Japan, the United Kingdom or any political subdivision thereof, (ii) the filing with the SEC and the National Association of Securities Dealers (the "NASD") of (A) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and
(iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of the Company's obligations hereunder or under the Stock Option Agreement or (y) have a Material Adverse Effect with respect to the Company.

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since October 1, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. As of their respective dates, (i) none of the SEC Documents (including any and all financial statements included therein) filed pursuant to the Securities Act or any rule or regulation thereunder contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) none of the SEC Documents (including any and all financial statements included therein) filed pursuant to the Exchange Act or any rule or regulation thereunder contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since October 1, 1994 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The SEC Financial Statements fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring audit adjustments). Except as disclosed in Section 3.01(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, except (i) liabilities reflected in the consolidated audited balance sheet of the Company as of September 30, 1996 or the notes thereto (the "1996 Balance Sheet"), (ii) liabilities disclosed in any SEC Document filed by the Company prior to the date of this Agreement with respect to any period ending, or date occurring, after September 30, 1996 and (iii) liabilities incurred since September 30, 1996 in the ordinary course of business consistent with past practice.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
Section 3.01(g) of the Company Disclosure Schedule or in the Recent SEC Documents (as defined in Section 8.04), since September 30, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) since September 30, 1996, any Material Adverse Change (as defined in Section 8.04) with respect to the Company; (ii) since September 30, 1996, any condition, event or occurrence which as of the date of this Agreement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) since June 30, 1997, any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to this Agreement; or (iv) since September 30, 1996, any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          (h) Litigation; Labor Matters; Compliance with Laws. (i) Except as disclosed in Section 3.01(h)(i) of the Company Disclosure Schedule or in the Recent SEC Documents, there is (1) no suit, action, arbitration or proceeding pending, and (2) to the knowledge of the Company, no suit, action, arbitration or proceeding threatened against or investigation pending with respect to the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

          (ii) Except as disclosed in Section 3.01(h)(ii) of the Company Disclosure Schedule or in the Recent SEC Documents, (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other similar labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) to the knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; (6) the Company has complied in all material respects with its payment obligations to all employees of the Company and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the knowledge of the Company will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (iii) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in Section 3.01(h)(iii) of the Company Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (i)  Employee Benefit Plans.   (i)  Section 3.01(i) of the Company
Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the "Company Plans".

          (ii) Except as set forth in Schedule 3.01(i)(ii), with respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) the current summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

          (iii) Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule: (A) Each Company Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects; (B) each Company Plan which is intended to be qualified within the meaning of Code
Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Company, threatened; no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (D) neither the Company nor, to the knowledge of the Company, any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or Parent or its subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA; (E) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or
(o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (F) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger; (G) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and
(H) no Company Plan provides for an increase in benefits on or after the Effective Time of the Merger.

          (iv) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. The Company has never contributed to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA. No Company Plan or related trust is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code or Code Section 501(c)(9).

          (v) Section 3.01(i)(v) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company under each unfunded Company Plan that must be accounted for in accordance with SFAS No. 87, 106 or 112.

          (vi) Except as set forth in Section 3.01(i)(vi) of the Company Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

          (j) Taxes. Except as disclosed in Section 3.01(j) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group of which the Company or any of its subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (ii) the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group of which the Company or any of it subsidiaries is or has been a member has paid all Taxes shown as due on such returns, and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on such Tax Returns;
(iii) no material claim for unpaid Taxes has been asserted by a Tax authority or has become a lien against the property of the Company or any of its subsidiaries (other than with respect to Taxes not yet due and payable) or is being asserted against the Company or any of its subsidiaries; (iv) no audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by the Company or any of its subsidiaries is being conducted by any governmental or Tax authority and the Company and its subsidiaries have not received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending; (v) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries; and (vi) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any Person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (k) Properties. Except as disclosed in Section 3.01(k) of the Company Disclosure Schedule, the Company or one of its subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the 1996 Balance Sheet as being owned by the Company or one of its subsidiaries (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after September 30, 1996 which are material to the Company's business on a consolidated basis, free and clear of all Liens, except statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates (x) reflected in the 1996 Balance Sheet or (y) acquired after September 30, 1996 which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), and there is no default thereunder by the lessee or, to the Company's knowledge, as of the date hereof, the lessor that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received written notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation.

          (l)  Environmental Matters.   Except as could not reasonably be
expected to result in any liability under Environmental Laws (as defined in Section 8.04) to the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company:

          (i) the Company and its subsidiaries hold and are in compliance with all Environmental Permits (as defined in Section 8.04), and the Company and its subsidiaries are, and have been, otherwise in compliance with all Environmental Laws and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future;

          (ii) neither the Company nor any of its subsidiaries has received any written Environmental Claim or has knowledge of any other Environmental Claim or threatened Environmental Claim;

          (iii) neither the Company nor any of its subsidiaries has entered into any consent decree, order or agreement under any Environmental Law;

          (iv) there are no (A) underground storage tanks,
     (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

          (v) there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

          (vi) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

          (vii) Hazardous Materials (as defined in Section 8.04) have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of, or so as could result in liability under, any Environmental Laws; and

          (viii) neither the Company nor any of its subsidiaries has contractually assumed any liabilities or obligations under any Environmental Laws.

          (m) Contracts; Debt Instruments. (i) Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          (ii) The Company has made available to Parent (x) true and correct copies (or accurate English translations) of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness (as defined in section 8.04) of the Company or any of its subsidiaries in an aggregate principal amount in excess of $200,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

          (iii) Except as set forth in Section 3.01(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any agreement which, pursuant to the requirements of Form 10-K under the Exchange Act, would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company, except agreements included or incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 or any other Recent SEC Document.

          (n) Brokers. Except as disclosed in Section 3.01(n) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated ("PaineWebber"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company agrees to indemnify Parent and Sub and to hold Parent and Sub harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by the Company or its affiliates.

          (o) Opinion of Financial Advisor. The Company has received as of the date of this Agreement the opinion of PaineWebber to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

          (p) Board Recommendation; State Antitakeover Law. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, and the Merger and the Stock Option Agreement, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          (q) Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Stock Option Agreement.

          (r) Rights Agreement. The Rights Agreement has been amended so as to provide that neither Parent nor Sub will become an "Acquiring Person" or an "Adverse Person" and that no "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition of shares of Company Common Stock by Parent pursuant to the Stock Option Agreement.

          (s) Intellectual Property. (i) Section 3.01(s)(i) of the Company Disclosure Schedule sets forth all Intellectual Property (as defined in Section 8.04) owned by the Company or its subsidiaries that is registered or filed with any Governmental Entity (the "Registered Intellectual Property"), all licenses of patented Intellectual Property to or from third parties (the "Licensed Patent Intellectual Property") and all other licenses of Intellectual Property to or from third parties by the Company or any of its subsidiaries that are material to the business of the Company and its subsidiaries (together with the Registered Intellectual Property and the Licensed Patent Intellectual Property, the "Material Intellectual Property").

          (ii) The Company and its subsidiaries own or have the right to use all Intellectual Property necessary for the Company and its subsidiaries to conduct their business substantially as it is currently conducted and consistent with past practice.

          (iii) Except as set forth on Section 3.01(s)(iii) of the Company Disclosure Schedule: (1) all of the Registered Intellectual Property owned or used by the Company or any of its subsidiaries is subsisting and unexpired, has not been abandoned and, to the knowledge of the Company, does not infringe or otherwise impair the intellectual property rights of any third party; (2) none of the Material Intellectual Property owned or used by the Company or any of its subsidiaries is the subject of any license, security interest, Lien or other agreement granting rights therein to any third party other than licenses listed on Schedule 3.01(s)(i) and except for rights reserved by the U.S. Government pursuant research funding laws and regulations; (3) the Company has not misappropriated the trade secrets, technology, know-how, inventions or the like of any third party; (4) no judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property in any respect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (5) the Company has not received written notice, and does not otherwise have knowledge, of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; and (6) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their material Intellectual Property, including any material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

          (t) Ownership of Parent Common Stock. Neither the Company nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent, which in the aggregate represent 5% or more of the outstanding shares of such capital stock.

          (u) Accounting Matters. To the Company's knowledge, neither the Company nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent, Sub and each of Parent's "significant subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "Parent Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and each of the Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has made available to the Company complete and correct copies of its articles of incorporation and by-laws and the certificate of incorporation and by-laws of Sub.

          (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent (the "Parent Preferred Stock"). As of the close of business on July 25, 1997, there were:
(i) 45,599,755 shares of Parent Common Stock issued and outstanding; (ii) 1,773,597 shares of Parent Common Stock held in the treasury of Parent; (iii) 5,233,411 shares of Parent Common Stock reserved for issuance pursuant to Parent's stock option plans, Parent's employee stock purchase plans and Parent's Director Stock Purchase and Deferred Compensation Plan (such plans, collectively with the 1997 Stock Incentive Plan approved on August 21, 1997 subject to stockholder approval, the "Parent Stock Plans"); (iv) 3,356,441 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; and (v) no shares of Parent Preferred Stock outstanding. Except as set forth above and except for shares of junior participating preferred stock issuable pursuant to the Shareholder Protection Rights Agreement, dated as of April 30, 1989, between Parent and The First National Bank of Boston, as of the close of business on July 25, 1997 there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There is no outstanding Voting Debt of Parent. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.

          During the period from July 25, 1997 through the date of this Agreement, except as set forth in Section 3.02(b) of the Parent Disclosure Schedule, Parent did not (A) issue or permit to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Parent, other than pursuant to or as permitted by the terms of the Parent Stock Plans; (B) repurchase, redeem or otherwise acquire, directly or indirectly through one or more subsidiaries, any shares of capital stock of Parent; or (C) declare, set aside, make or pay to the stockholders of Parent dividends or other distributions on the outstanding shares of capital stock of Parent (other than regular quarterly cash dividends on the Parent Common Stock).

          As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Sub will be owned by Parent free and clear of any Lien.

          (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by the Company) constitute valid and binding obligations of Parent and Sub, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement and compliance by Sub with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, Sub or such other subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub, such other subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub any of Parent's other subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement or perform their respective obligations hereunder or thereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Sub or the consummation by Parent and Sub of any of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification and report form under the HSR Act and the filing of such applications by Parent and Sub as may be required pursuant to antitrust or similar laws or regulations in effect in Germany, France, Japan, the United Kingdom or any political subdivision thereof, (ii) the filing with the SEC, the NYSE and the Pacific Stock Exchange of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent's and Sub's obligations hereunder and under the Stock Option Agreement or (y) have a Material Adverse Effect with respect to Parent.

          (d) Parent SEC Documents; Undisclosed Liabilities. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since July 1, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the
"Parent SEC Documents").   Except as set forth in Section 3.02(d) of the
disclosure schedule delivered by Parent and Sub to the Company at the time of the execution of this Agreement (the "Parent Disclosure Schedule"), as of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in all Parent SEC Documents filed since July 1, 1994 (the "Parent SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments). Except as disclosed in Section 3.02(d) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of the Parent as of June 30, 1996,
(ii) liabilities disclosed in any SEC Document filed by Parent prior to the date of this Agreement with respect to any period ending, or date occurring, after June 30, 1996 and (iii) liabilities incurred since June 30, 1996, in the ordinary course of business consistent with past practice.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

          (f)  Absence of Certain Changes or Events.  Except as disclosed in
Section 3.02(f) of the Parent Disclosure Schedule, since June 30, 1996, there is not and has not been: (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of the Company pursuant to this Agreement; or (iv) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Stock Option Agreement.

          (g)  Litigation; Compliance with Laws.  (i)  Except as disclosed in
Section 3.02(g)(i) of the Parent Disclosure Schedule, there is (1) no suit, action, arbitration or proceeding pending, and (2) to the knowledge of Parent, no suit, action, arbitration or proceeding threatened against or investigation pending with respect to Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder and under the Stock Option Agreement, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

          (ii) Except as disclosed in Section 3.02(g)(ii) of the Parent Disclosure Schedule, the businesses of Parent and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to Parent.

          (h) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley and Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by Parent (pursuant to fee agreements, copies of which have been provided to the Company), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub. Parent agrees to indemnify the Company and to hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

          (i) Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view.

          (j) Interim Operations of Sub. Sub was formed on August 18, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (k) Ownership of Company Common Stock. Other than pursuant to the Stock Option Agreement, as of the date hereof, neither Parent nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company, which in the aggregate represent 5% or more of the outstanding shares of such capital stock.

          (l) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          (m) Required Vote. This Agreement has been approved by Parent, as the sole stockholder of Sub. No other vote of holders of any class or series of securities of Parent or Sub is necessary to approve this Agreement, the Merger, the Stock Option Agreement and the transactions contemplated hereby and thereby.

                                  ARTICLE IV

          Covenants Relating to Conduct of Business Prior to Merger.

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), and except as approved by Parent, which approval shall not be unreasonably withheld or delayed, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned domestic subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except that the Company may redeem shares of its Series A Preferred Stock to the extent required by the Certificate of Designations with respect thereto as in effect on the date of this Agreement, provided that the redemption price for the shares of Series A Preferred Stock so redeemed shall be paid by the Company solely in shares of Company Common Stock;

               (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than the issuance of Company Common Stock upon (i) the exercise of Warrants outstanding on the date of this Agreement in accordance with their present terms, (ii) the exercise of Company Stock Options awarded prior to the date of this Agreement but unexercised on the date of this Agreement in accordance with their present terms, (iii) the exercise of options awarded pursuant to the Stock Purchase Plan of the Company prior to the date of this Agreement but unexercised on the date of this Agreement in accordance with their present terms, (iii) the conversion of the Convertible Notes in accordance with their present terms or (iv) the redemption of the Series A Preferred Stock in accordance with the Certificate of Designations with respect thereto as in effect on the date of this Agreement;

               (iii) amend (A) the Certificate of Incorporation or By-Laws or comparable charter or organizational documents of any subsidiary of the Company or (B) the Rights Agreement;

               (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $100,000 individually and $1,000,000 in the aggregate, except
     (A) sales of inventory and receivables in the ordinary course of business consistent with past practice, (B) the granting of purchase money security interests in the ordinary course of business consistent with past practice and (C) the granting of end-user licenses and the right to grant end-user sublicenses in the ordinary course of business consistent with past practice to customers of the Company or its subsidiaries to the extent such licenses are necessary to permit such customers to use products purchased from the Company or such subsidiaries;

               (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and intercompany indebtedness between the Company and its wholly-owned subsidiaries or between such wholly owned subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures, except capital expenditures which, individually or in the aggregate, do not exceed $1,000,000;

               (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

               (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

               (x)  enter into or amend any collective bargaining agreement;

               (xi) change any material accounting principle used by it, except as required by generally accepted accounting principles;

               (xii) settle or compromise any litigation or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation or claims that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received or reasonably believed by management of the Company to be receivable) in settlement or compromise does not exceed $150,000 provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $500,000;

               (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

               (xiv) sell any shares of common stock of Millenium Pharmaceuticals, Inc.;

               (xv) transfer to any person or entity any rights to its Intellectual Property other than the granting of end-user licenses and the right to grant end-user sublicenses in the ordinary course of business consistent with past practice to customers of the Company or its subsidiaries to the extent such licenses are necessary to permit such customers to use products purchased from the Company or such subsidiaries;

               (xvi) enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; or

               (xvii) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall not:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

               (ii) amend Parent's articles of incorporation or by-laws in a manner that would be materially adverse to the holders of Parent Common Stock (it being understood that an amendment to the articles of incorporation of Parent increasing the number of authorized shares of Parent Common Stock or other capital stock of Parent shall not be deemed to be materially adverse to the holders of Parent Common Stock); or

               (iii) authorize, or commit or agree to take, any of the foregoing actions.

          (c) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (i) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or (ii) other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

          (d) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

          (e) WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Sub or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

          (f) Tax Elections. Except in the ordinary course of business and consistent with past practice, neither the Company nor any of its subsidiaries shall make any tax election or settle or compromise any federal, state, local or foreign tax liability.

          (g) Pooling and Tax-Free Reorganization Treatment. Neither Company nor Parent shall, and shall not permit any of their respective subsidiaries to, intentionally take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Parent to exercise its rights under the Stock Option Agreement.

          (h) Other Actions. Neither the Company nor Parent shall, or shall permit any of its subsidiaries to, (i) intentionally take any action that, if taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or (ii) intentionally take any action that would or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of the Stock Option Agreement. The Company and Parent shall promptly advise the other party orally and in writing of (x) any action of the type set forth in clause (i) above, (y) the failure by such party to comply with any covenant, condition or agreement hereunder or under the Stock Option Agreement and (z) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.


                                   ARTICLE V

                             Additional Agreements

          SECTION 5.01. Preparation of Form S-4 and Proxy Statement; Stockholder Meeting. (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Sub and the Company, respectively, (i) for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and accurate in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading and (ii) for use in the Proxy Statement, on the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting referred to below, shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances under which the statements therein were made, not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading.

          (b) All mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

          (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by the DGCL. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.01(p); provided, however, that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.01(o) shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the Form S-4 shall have been declared effective.

          SECTION 5.02. Access to Information; Confidentiality. (a) Each of the Company and Parent shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records, and, during such period, each of the Company and Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of each of the confidentiality agreements, dated December 13, 1996 and August 8, 1997, respectively, between Parent and the Company (collectively, the "Confidentiality Agreements").

          (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) if required by any Governmental Entity as a condition to the obtaining of any consent of such Governmental Entity or the agreement of such Governmental Entity not to raise any objection to the transaction, agreeing to dispose of any operations of the Company the disposal of which could not reasonably be expected to have a Material Adverse Effect with respect to the Company, (iii) defending any lawsuits or other proceedings challenging this Agreement and (iv) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement. The Company agrees that Parent shall have the opportunity to negotiate and consult directly with all applicable Governmental Entities in connection with their consideration of the transactions contemplated by this Agreement, including, without limitation, the opportunity to select (to the extent permitted by the applicable Governmental Entity), any operations to be disposed of pursuant to clause (ii) above.

          SECTION 5.04. Indemnification. (a) From and after the Effective Time of the Merger, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger eligible for indemnification pursuant to the Certificate of Incorporation and By-Laws (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the extent the Company would have been permitted under the Certificate of Incorporation and By-laws to indemnify such person. Nothing contained herein shall limit any rights to indemnification which any director or officer of the Company may have under any indemnification agreement or the Certificate of Incorporation or By-Laws. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time of the Merger), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time of the Merger shall be reasonably satisfactory to Parent and the Surviving Corporation (it being understood that Testa, Hurwitz & Thibeault, LLP is acceptable to Parent and the Surviving Corporation); (ii) after the Effective Time of the Merger, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time of the Merger, the Surviving Corporation will cooperate in the defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve them from any liability which they may have under this
Section 5.04 except to the extent such failure materially prejudices Parent and the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking, if any, required by Section 145(e) of the DGCL. Parent and the Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

          (b) Parent shall cause to be maintained in effect for six years from the Effective Time of the Merger directors' and officers' liability insurance coverage covering persons who are directors and officers of the Company on the date of this Agreement, with respect to matters occurring prior to the Effective Time of the Merger, and containing terms and conditions which are not less advantageous to such persons than the policies of the Company in effect on the date hereof (the "Company Insurance"); provided that Parent shall not be required to spend annually in excess of 150% of the annual premium for the Company Insurance paid by the Company as of the date of this Agreement (the "Current Premium"); provided, further, that if Parent would be required to spend annually in excess of 150% of the Current Premium to obtain insurance having terms not less advantageous than the Company Insurance, the Surviving Corporation will be required to spend up to such amount to maintain or procure as much insurance coverage as can be procured for such premium.

          SECTION 5.05. Public Announcements. Neither Parent and Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Stock Option Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

          SECTION 5.06. Affiliates. At least 40 days prior to the Closing Date, (i) the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, executive officers and directors of the Company and all other persons that, to the knowledge of the Company, are "affiliates" of the Company (as that term is used in Rule 145 under the Securities Act or SEC Accounting Releases 130 and 135) and shall use all reasonable efforts to cause each person named on the letter delivered by it to deliver to Parent at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibit B-1 and (ii) Parent shall deliver to Company a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, executive officers of Parent and all other persons that, to the knowledge of Parent are "affiliates" of Parent (as that term is used in SEC Accounting Releases 130 and 135) and shall use all reasonable efforts to cause each person named on the letter delivered by it to deliver to the Company at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibit B-2.

          SECTION 5.07. No Solicitation. Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined in Section 8.02) beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or
(iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, dated as of December 13, 1996, between the Company and Parent, and a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in
Section 3.01(p), and/or (v) taking any action required to be taken by the Company pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable law;

provided, further, that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to Parent with respect to such action and that such Board of Directors shall continue to advise Parent after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of the material terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

          SECTION 5.08. Benefit Matters. (a) During the period from the Effective Time of the Merger until the first anniversary of the Effective Time of the Merger, Parent shall cause the Surviving Corporation to maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of the Company or its subsidiaries, which are no less favorable in the aggregate to those benefits provided under the Company Plans in effect on the date hereof.

          (b) Parent will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any Parent welfare plan that such employees may be eligible to participate in after the Effective Time of the Merger and
(ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time of the Merger in satisfying any applicable deductible or out-of-pocket requirements under any Parent welfare plans that such employees are eligible to participate in after the Effective Time of the Merger.

          SECTION 5.09. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options, Warrants and the Convertible Notes to be approved for listing on the NYSE and the Pacific Stock Exchange, subject to official notice of issuance.

          SECTION 5.10. Letters of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Coopers & Lybrand LLP, the Company's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a letter of Coopers & Lybrand LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.11. Letters of Parent's Accountants. Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of Price Waterhouse LLP, Parent's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a letter of Price Waterhouse LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.


                                  ARTICLE VI

                             Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

          (e) Stock Exchange Listing. The shares of Parent Common Stock issuable to Company stockholders pursuant to this Agreement and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE and the Pacific Stock Exchange upon official notice of issuance.

          (f) Pooling. Parent shall have received a letter from Price Waterhouse LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement] and such letter shall not have been withdrawn. The Company shall have received a letter from Coopers & Lybrand LLP to the effect that the Company is eligible to be acquired in a transaction to be accounted for using "pooling of interests" accounting treatment and such letter shall not have been withdrawn.

          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case, as of the date of this Agreement and, if and to the extent such representations and warranties speak as of a later date, as of such later date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president and the chief financial officer of the Company to the effect set forth in this paragraph.

          (c) Consents, etc. Parent and Sub shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of
(i) any United States federal or state governmental authorities and governmental authorities in Germany, Japan, France, the United Kingdom or any political subdivision thereof or (ii) any other governmental authorities or third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except in the case of clause (ii) where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders could not, individually or in the aggregate with all other failures, reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (d) No Litigation. There shall not be pending or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement or seeking to obtain from the Company, Parent, Sub or any of their affiliates any damages that could reasonably be expected to have a Material Adverse Effect with respect to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole. No suit, action or proceeding by any other person shall be pending that seeks any of the relief or remedies described in clauses (i) through (iv) of the immediately preceding sentence as to which there is a reasonable possibility of success or that otherwise could reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (e) Affiliate Letters. Parent shall have received the agreements to which it is party referred to in Section 5.06.

          (f) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett, counsel to Parent, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The parties to this Agreement agree to make reasonable representations as requested by counsel for the purpose of rendering such opinion.

          (g) Rights Agreement. None of the events described in Section 11(a)(ii) or 13 of the Rights Agreement shall have occurred, and the Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, in each case, as of the date of this Agreement and, if and to the extent such representations and warranties speak as of a later date, as of such later date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect with respect to Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.

          (c) Tax Opinion. The Company shall have received the opinion of Testa, Hurwitz & Thibeault, LLP, counsel to the Company, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The parties to this Agreement agree to make reasonable representations as requested by counsel for the purpose of rendering such opinion.

          (e) Affiliate Letters. The Company shall have received the agreements to which it is party referred to in Section 5.06.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after the Company Stockholder Approval:

          (a)  by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by either Parent or the Company if the Merger shall not have been consummated on or before January 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

          (d) by either Parent or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

          (e)  by Parent, if the Company or its Board of Directors shall have
(1) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Parent or any of its affiliates, (4) resolved to do any of the foregoing or (5) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or

          (f)  by the Company, if, pursuant to and in compliance with Section
5.07 hereof, the Board of Directors of the Company concludes in good faith, based on written advice (or advice confirmed in writing) from outside counsel, that in order to avoid acting in a manner contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under the DGCL, the Board of Directors must not make or must withdraw or modify its recommendation referred to in Section 3.01(p) and the Board of Directors does not make or withdraws or modifies such recommendation.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(n), Section 3.02(h), the last sentence of
Section 5.02(a), this Section 7.02, Section 8.02 and Section 8.07. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII

                              General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, the Parent, Sub, nor any officer, director or employee or shareholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 8.02. Fees and Expenses. (a) (i) If this Agreement shall have been terminated in accordance with its terms (except pursuant to Section 7.01(b)) and either of the following shall have occurred: (A) prior to such termination, any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of its affiliates (collectively, "Persons"), shall have become the beneficial owner of more than 15% of the outstanding shares of Company Common Stock; or (B)(x) prior to such termination, any Person shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Company Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to August 23, 1998, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under
Section 5.07 or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.07 (whether or not such Person is the Person referred to in clause (x) above); or

               (ii) if this Agreement is terminated pursuant to Section 7.01(e) or Section 7.01(f);

then the Company shall, (1) in the case of clause (a)(i)(A) and (a)(ii) above, promptly, but in no event later than one business day after the termination of this Agreement and (2) in the case of clause (a)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay Parent a fee of $11,000,000 in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 8.02(a) following termination of this Agreement shall be effective until such fee is paid.

          (b) In the event that the Merger is consummated, Parent shall (i) pay all out-of-pocket costs, fees and expenses otherwise payable by the Surviving Corporation directly and solely in connection with the transactions contemplated by this Agreement and the Stock Option Agreement and (ii) pay the Repurchase Price (as defined in the Convertible Notes Indenture) with respect to any Convertible Notes required to be repurchased by the Company pursuant to the terms of the Convertible Notes Indenture.

          (c) Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Proxy Statement and the Form S-4 shall be borne equally by Parent and the Company.

          SECTION 8.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               The Perkin-Elmer Corporation
               761 Main Street
               Norwalk, Connecticut  06897

               Attention:   Chief Executive Officer

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY  10017

               Attention:  James M. Cotter, Esq.
                          Richard A. Garvey, Esq.

          (b)  if to the Company, to

               PerSeptive Biosystems, Inc.
               500 Old Connecticut Path
               Farmingham, MA  01701


               Attention:  Chief Executive Officer

          with a copy to:

               Testa, Hurwitz & Thibeault, LLP
               High Street Tower
               125 High Street
               Boston, Massachusetts 02110

               Attention:  George Lloyd, Esq.
                          Rufus C. King, Esq.

          SECTION 8.04.  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

          (c) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices;

          (d) "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the

Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

          (e) "Exchange Ratio" means $13.00 divided by the Parent Common Stock Price, rounded to the nearest 1/10,000, provided that the Exchange Ratio shall not be less than .1486 nor more than .1926.

          (f) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

          (g) "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

          (h) "Intellectual Property" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (c) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;

          (i) "knowledge" means, with respect to any matter, (i) in the case of Parent, the knowledge of any director, executive officer or the General Counsel of Parent after due inquiry into such matter and (ii) in the case of the Company, the knowledge of Noubar Afeyan, John Smith, Donald Schoeny, Dick Farrahar, Gerry Ruane, Archie Szeto, Samuel Hunt, Jeffrey Moore, and Marvin Vestal after due inquiry into such matter.

          (j) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences is materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its subsidiaries taken as a whole.

          (k) "Parent Common Stock Price" means the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 20 consecutive trading days immediately preceding the second trading day prior to the Effective Time of the Merger.

          (l) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (m) "Recent SEC Documents" means any SEC Documents filed by the Company prior to the date of this Agreement with respect to any period ending, or any date occurring, on or after September 30, 1996.

          (n) "Rights" means the rights to acquire one-hundredth of a share of Series B Preferred Stock issued pursuant to the Rights Agreement; and

          (o) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.05. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.07.  Entire Agreement; No Third-Party Beneficiaries.
This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Section 5.04 and Section 5.08, is not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     THE PERKIN-ELMER CORPORATION



                                     By:/s/ Peter Barrett
                                        ______________________________
                                        Name:  Peter Barrett
                                        Title: Vice President



                                     SEVEN ACQUISITION CORP.



                                    By:/s/ Peter Barrett
                                        ______________________________
                                        Name:  Peter Barrett
                                        Title: Vice President



                                    PERSEPTIVE BIOSYSTEMS, INC.



                                    By:/s/ Noubar B. Afeyan
                                       ______________________________
                                       Name:  /s/ Noubar B. Afeyan
                                       Title: Chief Executive Officer and
                                              Chairman of the Board of
                                              Directors

                                                            Exhibit A

                            STOCK OPTION AGREEMENT



     STOCK OPTION AGREEMENT, dated as of August 23, 1997 (the "Agreement"), by and between PerSeptive Biosystems, Inc., a Delaware corporation ("Issuer"), and The Perkin-Elmer Corporation, a New York corporation ("Grantee").

     WHEREAS, Grantee, Issuer and Seven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Grantee ("Sub"), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer with Issuer as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 4,478,308 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share, of Issuer (the "Issuer Common Stock") at a purchase price of $13.00 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time (or, to the extent permitted pursuant to Section 2(c) hereof, from time to time) following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of
(i) the Effective Time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (b) As used herein, a "Purchase Event" means the termination of the Merger Agreement under any circumstance which would entitle Grantee or Issuer to receive any fee from Issuer pursuant to Section 8.02(a) of the Merger Agreement, provided, however, that the termination of the Merger Agreement (except pursuant to Section 7.01(b) thereof) after the occurrence of any event described in Section 8.02(a)(i)(B)(x) thereof shall constitute a Purchase Event hereunder whether or not any event described forth in Section 8.02(a)(i)(B)(y) of the Merger Agreement shall have occurred.

         (c) Except as otherwise provided in this Section 2(c), Grantee shall be entitled to exercise the Option, in whole or in part, on only one occasion and, if Grantee elects to exercise the Option only in part, the unexercised portion of the Option shall be forfeited and cancelled. Notwithstanding the foregoing, in the event that by virtue of (i) any statute, law, rule or regulation applicable to Grantee or Issuer, (ii) any order, decree or injunction to which Grantee or Issuer is subject, (iii) any provision of Issuer's Certificate of Incorporation or By-Laws, (iv) any agreement, instrument or other document to which Issuer is a party or by which it is bound or (v) the terms of any security issued by Issuer, (A) Grantee shall be prohibited from acquiring or holding any of the Option Shares, (B) Grantee shall be unable to exercise full rights of ownership with respect to any of the Option Shares (including, without limitation, the right to vote such Option Shares on all matters properly presented to the stockholders of Issuer) or (C) any of such Option Shares shall be in any way distinguishable from, or of lesser economic value than, any other shares of Issuer Common Stock (any of the conditions described in clauses (A) through (C), an "Impairment"; and the portion of the Option Shares affected by an Impairment, the "Impaired Portion" of the Option Shares), then upon a partial exercise of the Option by Grantee, the portion of the Option relating to the Impaired Portion of the Option Shares shall not be forfeited or cancelled but shall remain exercisable by Grantee in accordance with the terms of this Agreement. When all Impairments relating to any Impaired Portion of the Option Shares have been eliminated, Grantee may from time to time exercise the Option with respect to Option Shares previously affected by such Impairment and upon any such exercise, the unexercised portion of the Option (other than any remaining Impaired Portion) shall be forfeited and cancelled.

         (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing"; and the date of such Closing, the "Closing Date"); provided that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act) and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use their best efforts to have any such decree, order or injunction vacated or reversed). If the Closing cannot be consummated by reason of a restriction set forth in clause (i) or (ii) above, notwithstanding the provisions of Section 2(a), the Closing Date shall be within 10 business days following the elimination of such restriction.

         3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

         (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

         (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS
         SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 23, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         4. Authorized Stock. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

         5. Purchase Not for Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement at a price per share less than the Purchase Price, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either
(I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person specified in clause (I) or (II) being referred to as "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 6 and the repurchase rights relating thereto shall be as set forth in Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event with respect to the Substitute Option; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this
Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (f)     Issuer shall not enter into any transaction described in
Section 6(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Agreement are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights comparable to the Rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact, if applicable, that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

         (g) For purposes of this Agreement, the following terms have the following meanings:

                 (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets.

                 (2) "Assigned Value" means the highest of (w) the price per share of Issuer Common Stock at which a tender offer or exchange offer for Issuer Common Stock has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b), (y) the highest closing sales price per share for Issuer Common Stock quoted on the NYSE (or if such Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 6(b) and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets, an amount equal to (i) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a tender offer or exchange offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

                 (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

                 (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

         7. Repurchase of Option and Option Shares. (a) Notwithstanding the provisions of Section 2(a), at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months after the occurrence of a Purchase Event, Issuer (or any successor entity thereof) shall:

                  (i) at the request of Grantee, repurchase from Grantee the Option (if and to the extent not previously terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised (the "Option Repurchase Price"); and

                  (ii) at the request of an owner of Option Shares from time to time, repurchase such number of Option Shares as such owner shall designate at a price equal to the Applicable Price as of the Section 7 Request Date multiplied by the number of Option Shares requested to be repurchased by such owner (the "Option Share Repurchase Price").

         (b) If Grantee or an owner of Option Shares exercises its rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or Option Shares, as the case may be.

         (c) For purposes of this Agreement, the following terms have the following meanings:

                 (i) "Applicable Price," as of any date, means the highest of (A) the highest price per share at which a tender offer or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (B) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to such date or (C) the highest closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                 (ii) "Repurchase Event" means the occurrence of a Purchase Event followed by the consummation of any transaction the proposal of which would constitute a Transaction Proposal; and

                 (iii) "Section 7 Request Date" means the date on which Grantee or an owner of Option Shares exercises its rights under this Section.

         8. Repurchase of Substitute Option. (a) At any time after issuance of the Substitute Option, Substitute Option Issuer (or any successor entity thereof) shall:

                  (i) at the request of Grantee, repurchase from Grantee the Substitute Option (if and to the extent not previously terminated) at a price equal to the excess, if any, of (x) the Highest Closing Price as of the Section 8 Request Date (as defined below) for a share of Substitute Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised (the "Substitute Option Repurchase Price"); and

                  (ii) at the request of an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option, repurchase such number of shares of Substitute Common Stock as such owner shall designate at a price equal to the Highest Closing Price as of the Section 8 Request Date multiplied by the number of shares of Substitute Common Stock requested to be repurchased by such owner (the "Substitute Share Repurchase Price").

         (b) If Grantee or an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option exercises its rights under this
Section 8, Issuer shall, within 10 business days after the Section 8 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or shares of Substitute Common Stock, as the case may be.

         (c) For purposes of this Agreement, the following terms have the following meanings:

                 (i) "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 8 Request Date; and

                 (ii) "Section 8 Request Date" means the date on which Grantee or an Owner exercises its rights under this Section.

         9. Registration Rights. Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this
Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 9; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by the Owners pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE, Issuer, upon the request of any Owner, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE and will use its best efforts to obtain approval of such listing as soon as practicable.

         11. Loss, Theft, Etc. of Agreement. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         12. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $11,000,000, and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Issuer Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed $11,000,000 after taking into account the foregoing actions.

                 (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) the excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (y) the Grantee's purchase price of such Option Shares (or other securities), plus (B) any amounts received by Grantee on the transfer of the Option, plus (C) any equivalent amounts with respect to the Substitute Option, plus (D) the amount received by Grantee pursuant to Section 8.02(a) of the Merger Agreement, minus (ii) the amount of cash paid to Issuer pursuant to this Section 12 plus the value of the Option Shares (or other securities) delivered to Issuer for cancellation pursuant to this Section 12.

                 (c) If Grantee receives cash or other consideration in the aggregate, pursuant to Section 8.02(a) of the Merger Agreement together with proceeds in connection with any sales or dispositions of the Option, Option Shares and any dividends received by Grantee declared on Option Shares, more than the sum of (i) $22,000,000 and (ii) the Purchase Price multiplied by the number of Option Shares purchased by Grantee pursuant to the Option, than all proceeds of Grantee in excess of such sum shall be remitted to Issuer within 30 days of the receipt of such cash or other consideration.

                 (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, the fee pursuant to Section 8.02(a) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed $11,000,000 following receipt of such fee, without limiting Issuer's right of set-off, Grantee shall be obligated to comply with the terms of Section 12(a) within 30 days of the latest of (i) the date of receipt of such fee, (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares,
(iii) the date of receipt of net cash from disposition of the Option and (iv) the date of receipt of equivalent amounts pursuant to the sale of the Substitute Option or shares of Substitute Common Stock (or other securities into which such Substitute Common Stock is converted or exchanged).

                 (d)  For purposes of Section 12(a) and clause (ii) of
Section 12(b), the value of any Option Shares delivered to Issuer shall be the Assigned Value of such Option Shares and the value of any Substitute Common Stock delivered to Issuer shall be the Highest Closing Price of such Substitute Common Stock.

         13. Miscellaneous. (a) Expenses. Except as otherwise provided in Section 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer (or Substitute Option Issuer) to repurchase, the full number of shares of Issuer Common Stock (or Substitute Common Stock) as provided in Sections 2 and 7 (or in the case of Substitute Common Stock Sections 2 and 8), as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (D) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW RULES.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Grantee to:

         The Perkin-Elmer Corporation
         761 Main Street
         Norwalk, Connecticut 06859
           Attention:  Chief Executive Officer
           Telecopier No.:  1-203-761-5015

         with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention:   James M. Cotter, Esq.
                         Richard A. Garvey, Esq.
           Telecopier No.:  (212) 455-2502

         If to Issuer to:

         PerSeptive Biosystems, Inc.
         500 Old Connecticut Path
         Framingham, Massachusetts 01701
         Attention:  Chief Executive Officer
         Telecopier No.:  1-508-383-7852
         with a copy to:

         Testa, Hurwitz & Thibeault, LLP
         125 High Street
         High Street Tower
         Boston, Massachusetts 02110
         Attention:   George Lloyd, Esq.
                       Rufus C. King, Esq.
         Telecopier No.:  1-617-248-7100


         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Grantee may assign this Agreement in whole to any affiliate of Grantee at any time. Except as provided in the next sentence, Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. Upon the occurrence of a Purchase Event, Grantee may sell, transfer, assign or otherwise dispose of, in whole at any time, its rights and obligations hereunder. In the case of any sale, transfer, assignment or disposition of this Option, Issuer shall do all things reasonably necessary to facilitate such transaction. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Representations and Warranties. The representations and warranties contained in Sections 3.01(a) and 3.02(a) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 3.01(d), (p), (q) and (r) and 3.02(c) of the Merger Agreement, are incorporated herein by reference.

         (j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (k) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                              PERSEPTIVE BIOSYSTEMS, INC.


                              by
                                  ____________________________
                                  Name:
                                  Title:



                                  THE PERKIN-ELMER CORPORATION



                                  by
                                     ____________________________
                                     Name:
                                     Title:

                                                                   Exhibit B-1


The Perkin-Elmer Corporation
500 Old Connecticut Path
Framingham, Massachusetts  01701

PerSeptive Biosystems, Inc.
761 Main Street
Norwalk, Connecticut  06859

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of PerSeptive Biosystems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of August 23, 1997 (the "Agreement"), among The Perkin-Elmer Corporation, a New York corporation ("Parent"), Seven Acquisition Corp. a Delaware Corporation and wholly-owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger").

          As a result of the Merger, I may receive shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") in exchange for, shares (or options or warrants for shares) owned by me of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock").

          I represent, warrant and covenant to Parent and the Company that in the event I receive any Parent Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company, (a) I may be deemed to have been an affiliate of the Company and (b) the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as provided in the Agreement in Sections 2.03(c) and 2.04(d), Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me in the Merger, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement
          dated           , 199  between the registered holder hereof and The
          Perkin-Elmer Corporation, a copy of which agreement is on file at the principal offices of The Perkin-Elmer Corporation."

          F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legend set forth in paragraph E or F above, as the case may be, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

          I further represent to and covenant with Parent and the Company that I have not and will not, within the 30 days prior to the Effective Time of the Merger (as defined in the Agreement), sold, transferred or otherwise disposed of any shares of the capital stock of Parent or the Company held by me and that I will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by me in the Merger or other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K,

10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

          By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time of the Merger, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

          By signing this letter, without limiting or abrogating my agreements set forth above, I do not admit that I am an "affiliate" of the Company within the meaning of the Act or the Rules and Regulations, and I do not waive any right I may have to object to any assertion that I am such an affiliate.

                                     Very truly yours,



                                     _________________________
                                     Name:


Accepted this     day of
           , 199_, by

PerSeptive Biosystems, Inc.


By:_____________________
     Name:
     Title:



The Perkin-Elmer Corporation


By:_____________________
     Name:
     Title:

                                                                Exhibit B-2

The Perkin-Elmer Corporation
761 Main Street
Norwalk, Connecticut  06859

PerSeptive Biosystems, Inc.
500 Old Connecticut Path
Framingham, Massachusetts  01701

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of The Perkin-Elmer Corporation, a New York corporation ("Parent"), as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 23, 1997 (the "Agreement"), among Parent, Seven Acquisition Corp., a Delaware Corporation and wholly-owned subsidiary of Parent ("Sub") and PerSeptive Biosystems, Inc., a Delaware corporation (the "Company"), Sub will be merged with and into the Company (the "Merger").


          I represent to and covenant with Parent and the Company that I have not and will not, within the 30 days prior to the Effective Time of the Merger (as defined in the Agreement), sold, transferred or otherwise disposed of any shares of the capital stock of Parent and the Company held by me and that I will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by me in the Merger or other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

          By signing this letter, without limiting or abrogating my agreements set forth above, I do not admit that I am an "affiliate" of Parent within the meaning of the Act or the Rules and Regulations, and I do not waive any right I may have to object to any assertion that I am such an affiliate.


                                        Very truly yours,



                                        _________________________
                                        Name:
                                        Title:


Accepted this     day of
          , 199_, by

The Perkin-Elmer Corporation


By:________________________
     Name:
     Title:



PerSeptive Biosystems, Inc.


By:________________________
     Name:
     Title: